21.1        Subsidiaries

All of the Company's subsidiaries are Texas corporations.

1.    AMERICAN ENERGY-DECKERS PRAIRIE, INC.

2.    THE AMERICAN ENERGY OPERATING CORP.

3.    TOMBALL-AMERICAN ENERGY, INC.

4.    CYPRESS-AMERICAN ENERGY, INC.

5.    DAYTON NORTH FIELD-AMERICAN ENERGY, INC.

6.    NASH DOME FIELD-AMERICAN ENERGY, INC.

7.    SIMMONS OIL COMPANY, INC.

8.    SIMMONS DRILLING CO., INC.

9.    SEQUOIA OPERATING COMPANY, INC.

10.   HYCARBEX AMERICAN ENERGY, INC.